       1                                        Exhibit 3(b)

                              BYLAWS
                                of
                    MCDONNELL DOUGLAS CORPORATION
                      (as amended 30 July 1993)

                            ARTICLE I

                             Offices

     In addition to its principal office in the State of Maryland, the corporation shall have an office in St. Louis, Missouri.


                            ARTICLE II

                               Seal

     The name of the corporation and the words "Seal, Maryland" shall be inscribed on the corporate seal.


                          ARTICLE III

                   Meetings of Shareholders

      Section 1. Written or printed notice, stating the place, day and hour of every meeting of shareholders (and in the case of special meetings, stating the business proposed to be transacted thereat) shall be given to each shareholder by personally delivering it to him, by leaving it with him at his residence or usual place of business, or by mailing it, postage prepaid, and addressed to him at his address as it appears upon the corporate records of the Secretary, all not less than ten (10) nor more than ninety (90) days before such meeting.

     Section 2. The annual meeting of the shareholders shall be held not earlier than April 15 nor later than May 15 of each year at a time within such period and at such place in the United States as shall be determined from time to time by the Board of Directors (the "Board") and stated in the notice or waiver of notice of the meeting. All other meetings of shareholders shall be held at such times and at such place or places in the United States as shall be determined from time to time by the Board and stated in the notice or waiver of notice of the meeting.

     Section 3. Special meetings of the shareholders, for any lawful purpose or purposes, may be called by the Chairman of the Board (the "Chairman"), the President, a majority of the Board or a majority of the Executive Committee, and shall, unless otherwise prescribed by statute, be called by the Secretary at the request in writing of shareholders entitled to cast at least twenty-five (25) percent of all votes entitled to be cast at the meeting. Such request shall state the purpose of the proposed meeting and the matters to be acted upon at such meeting and shall further comply with the provisions of Section 4 of this Article III. A meeting requested by shareholders shall be called as set forth in (a) through (d) of this Article III.




       2                                        Exhibit 3(b)

     (a) The Secretary shall advise the shareholders who make the request of the estimated cost of preparing and mailing notice of the requested meeting. Such costs shall expressly include costs related to preparation of a list of shareholders entitled to vote. Notice of the meeting shall not be mailed until such costs are paid to the corporation.

     (b) The Secretary shall set the record date for shareholders entitled to vote which shall not be less than five (5) nor more than ten
(10) days after the date on which the corporation has received payment for the estimated cost of preparing and mailing notice.

     (c) The notice shall be mailed within ten (10) days of the record date.

     (d) The time, date and place of the meeting shall be determined by the Board except that such meeting date shall not be less than ten (10) nor more than ninety (90) days after the record date.

     Section 4. All nominations of individuals for election to the Board and proposals of business to be considered at any meeting of the shareholders shall be made as set forth in this Section 4 of Article III.

     (a) Annual Meeting of Shareholders. (1) Nominations of individuals for election to the Board and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the corporation's notice of meeting, (ii) by or at the direction of the directors or (iii) by any shareholder of the corporation who was a shareholder of record at the time of giving of notice provided for in this Section 4(a) of Article III, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 4(a) of Article III.

          (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(l) of this Section 4 of Article III, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act" ); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the




       3                                        Exhibit 3(b)

meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the corporation's books, and of such beneficial owner and (y) the class and number of shares of stock of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

        (3)   Notwithstanding anything in the second sentence of paragraph
(a)(2) of this Section 4 of Article III the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 4(a) of
Article III shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

     (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected (i) pursuant to the corporation's notice of meeting (ii) by or at the direction of the Board or (iii) provided that the Board has determined that directors shall be elected at such special meeting, by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Section 4(b) of Article III, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 4(b) of Article III. In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the corporation's notice of meeting, if the shareholder's notice required by paragraph (a)(2) of this Section 4 of
Article III shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the directors to be elected at such meeting. Proposals of business other than the nomination of persons for election to the Board may be considered at a special meeting of the shareholders requested by the shareholders in accordance with Section 3 of
Article III only if the shareholder's notice required by paragraph (a)(2) of this Section 4 of Article III was delivered at the time such shareholder requested the meeting.





       4                                        Exhibit 3(b)

     (c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 4 of Article III shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 4 of Article III. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 4 of Article III and, if any proposed nomination or business is not in compliance with this Section 4 of Article III, to declare that such defective nomination or proposal be disregarded.

          (2) For purposes of this Section 4 of Article III, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
          (3) Notwithstanding the foregoing provisions of this Section 4 of Article III, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this
Section 4 of Article III. Nothing in this Section 4 of Article III shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     Section 5. At any meeting of shareholders a majority of the shares outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting of shareholders, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock is represented.
At such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

     Section 6. Each outstanding share of stock having voting power shall be entitled to one vote on each matter submitted to a vote at each meeting of shareholders.

     Section 7. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Maryland.










       5                                        Exhibit 3(b)

                           ARTICLE IV

                           Directors

     Section 1. The business and affairs of the corporation shall be managed under the direction of the Board. All powers of the corporation shall be exercised by or under authority of the Board except as conferred on or reserved to the shareholders by law or by the charter or bylaws of the corporation.

     Section 2. The number of Directors of the corporation shall be thirteen (13) which number may be increased or decreased upon an affirmative vote of not less than 80% of the entire Board but shall never be less than three (3). Directors shall serve for three (3) years staggered terms, with approximately one-third (1/3) of the total number of Directors to be elected at each annual meeting of the shareholders. In case of a vacancy on the Board for any cause other than an increase in the number of Directors, an affirmative vote of a majority of the remaining Directors, even though less than a quorum, may elect a successor to hold office for the Director whose place shall be vacant until the next annual meeting of shareholders. A vote of not less than 80% of the entire Board shall be required to fill a vacancy on the Board which results from an increase in the number of Directors. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director elected to fill a vacancy on the Board which results from an increase in the number of Directors shall hold office until the next annual meeting of shareholders and until such Director's successor shall have been elected and qualified. Notwithstanding any provision of law to the contrary, a Director may be removed with or without cause only by the affirmative vote of the holders of not less than 80% of all of the outstanding shares of the corporation entitled to vote at a meeting of shareholders called for such purpose.

  Section 3. The Board shall hold regular and special meetings at such place and time as it determines for the purpose of organization, election of certain Officers as specified in Article VI, and consideration of other business that may come before the meeting.

     Section 4. A majority of the entire Board shall constitute a quorum for the transaction of all business that may properly come before any meeting of the Board.

     Section 5. Special meetings of the Board may be called by the Chairman, the President, or the Secretary upon written request of two Directors.

     Section 6. A written notice of all regular meetings of the Board shall be mailed to each Director at his address as listed in the corporate records of the Secretary at least ten (10) days before any such meeting. No irregularity of notice of any regular meeting shall invalidate the same or any proceeding thereat, provided the notice shall definitely specify the time and place fixed by the Board for holding the meeting. Special meetings of the Board may be called upon twenty-four (24) hours



       6                                       Exhibit 3(b)

notice, given personally, or by mail, telecommunications, or telephone. Any Director may waive any notice required to be given by these bylaws.

     Section 7. Board meetings may be held by means of a conference telephone or similar communication equipment if all members participating can hear each other at the same time.

     Section 8. Directors as such shall not receive any stated salary for their services, but by resolution of the Board, compensation may be established for service as a Director and as a member of special or standing committees. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.


                         ARTICLE V

                         Committees

     Section 1. Designation and Membership. There shall be an Executive Committee, a Management Compensation and Succession Committee, an Audit Committee, and a Nominating Committee and there may be such other committees as the Board may determine, each to consist of not less than three Directors, to be elected by the Board to hold office until the next annual organizational meeting of the Board or until their successors are elected and qualified. The Chairman shall be a member of the Executive Committee. A majority of the Committee members shall be public Directors. Members of the Management Compensation and Succession Committee shall not be eligible to participate in any remuneration plan of the Corporation providing for the acquisition of stock or options to purchase stock of the corporation which would disqualify such Committee members as disinterested administrators of the corporation's remuneration plans. Members of the Audit Committee and the Nominating Committee shall be independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. In the absence of a member of a committee, the member or members thereof present at any meeting, whether or not he or they constitute a quorum, may appoint a Director to act in place of any such absent member, provided such appointed Director is otherwise qualified to be a member of such committee. All committees may have non-voting advisory members.

     Section 2. Powers. The committees, to the extent provided by these bylaws and by resolution of the Board, may exercise all powers of the Board between Board meetings except the power to vote themselves compensation, amend the bylaws, authorize or declare dividends or distributions on stock, issue stock other than in accordance with Section 2-411(b) of the Maryland General Corporation Law, recommend to shareholders any action requiring shareholders' approval, or to approve any merger or share exchange which does not require shareholder approval.









       7                                        Exhibit 3(b)

     Section 3. Procedure. Committees may meet at any time upon notice by any means to all members, and such notice may be waived. Meetings may be held by any means of communication, and a majority of the entire committee shall constitute a quorum, a majority of which may transact all business that may properly come before the committee. In the absence of a meeting, any resolution signed by all members of each committee shall be valid.


                          ARTICLE VI

                          Officers

     Section 1. The officers of the corporation shall include the Chairman, a President, a Secretary, and a Treasurer, and may include one or more Vice Chairmen of the Board, one or more Executive Vice Presidents, one or more component Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Chief Financial Officer, a Controller, a Tax Officer, and one or more Assistant Secretaries, Assistant Treasurers, and Assistant Controllers (hereinafter referred to as Officers). Any two offices, except those of President and Executive Vice President, Senior Vice President, Vice President and Assistant Vice President, may be held by the same person. The Board of Directors shall elect the Chairman, any Vice Chairmen of the Board, the President, any Executive Vice President, the Chief Financial Officer, the principal accounting officer (or if none, the Controller), any Senior Vice President, the Secretary, any Vice Presidents or component Presidents or persons in charge of a principal business unit, division or corporate-wide function (such as sales, administration, legal or finance), and any other persons who perform similar policy-making functions for the corporation (hereinafter referred to as Elected Officers). Either the Board or the Chairman may appoint any other Officers (Officers other than Elected Officers hereinafter referred to as Appointed Officers).

     Section 2. The Chairman, the Vice Chairmen of the Board, if any, and the President, shall each be a member of the Board. Any Officer may be a member of the Board. Any Officer may be removed at any time by the Board. Any Appointed Officer may be removed at any time by either the Board or the Chairman. All vacancies among the Elected Officers shall be filled by the Board. Vacancies among the Appointed Officers shall be filled by either the Board or the Chairman.

     Section 3. The Officers of the corporation shall have the authority and shall perform the duties in the management of the assets and affairs of the corporation as provided in these bylaws and determined by resolutions of the Board not inconsistent therewith.

     Section 4. The compensation of all Elected Officers shall be fixed by the Board, or the Management Compensation and Succession
Committee. The compensation of the Appointed Officers shall be fixed by the Board, the Chairman, or the Management Compensation and Succession Committee.






       8                                             Exhibit 3(b)

     Section 5. The Chairman shall preside at all meetings of the Board and of the shareholders. He shall be the Chief Executive Officer
(CEO) of the corporation, and shall, subject to the power and authority of the Board, have general supervision, direction and control of the business and affairs of the corporation, and shall also perform such other duties as may be assigned to him by the Board.

     Section 6. Each Vice Chairman of the Board shall, subject to the power of the Board, be accountable to the Chairman. He shall perform such duties as may be assigned to him by the Board or the Chairman.

     Section 7. The President shall, subject to the power of the Board, be accountable to the Chairman. He shall perform such duties as may be assigned to him by the Board or the Chairman. For the period of any absence or disability of the Chairman, the President shall perform the duties and, subject to the bylaws, exercise the powers of the Chairman.
In the absence of both the Chairman and the President, another Officer designated by the Board shall preside at all meetings of the shareholders and the Board.

     Section 8. The Elected Officers and the Appointed Officers shall have the general powers and duties usually vested in his or her respective office, and shall perform such other duties as may be prescribed by the Board, the Chairman, or the President.


                          ARTICLE VII

                             Stock

     Section 1. Transfer of stock shall be made on the books of the corporation only by the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor. Certificates of stock may be issued when bearing the manual or facsimile signature of both (1) the Chairman, the President or a Vice President elected by the Board of Directors, and (2) the Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer; except that if both such signatures are facsimiles, a manual signature will be required of such person, transfer agent, or registrar as may be designated by the Board or the Executive Committee. If any Officer whose duly authorized signature or a facsimile thereof appears on blank stock certificates dies, resigns or is removed prior to issuance of such certificates they may nevertheless be issued or registered as certificates of stock of the corporation and shall be valid for all purposes.

     Section 2. The Board may fix the time, not exceeding ninety (90) days preceding the date of any meeting of shareholders, any dividend payment date or any date for the allotment of rights, during which the books of the corporation shall be closed against transfers of stock. In lieu of closing the books against transfers of stock, as aforesaid, the Board may fix a date, not exceeding ninety (90) days preceding the date of any meeting of shareholders, any dividend payment date or any date for the allotment of rights, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, or




       9                                              Exhibit 3(b)

entitled to receive such dividends or rights as the case may be; and only shareholders of record on such date shall be entitled to notice of and to vote at such meeting, or to receive such dividends or rights, as the case may be.

     Section 3. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued which are alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed. The Board may delegate to any Officer or Officers of the corporation the authority to issue such new certificate or certificates and the approval of the form and amount of such indemnity bond and the surety thereon.


                       ARTICLE VIII

            Authorization of Corporate Commitments

     Section 1. Transactions requiring Board approval under Maryland law, the annual budget for purchase of capital facilities, the annual capital facilities lease budget, maximum amounts of long and short term borrowings, and authority to proceed with new product programs and other programs or transactions committing the corporation to financial exposure exceeding limits of authority delegated to the Chairman by the Board, shall be submitted for Board review and approval.

     Section 2. The Chairman can commit the corporation in all transactions the approval of which is not reserved to the Board in Section 1 above. The Chairman may delegate his authority to other Officers or employees in writing, with or without restrictions and with or without authority to redelegate to other employees. Authority to approve transactions or commit the corporation includes authority to execute necessary and appropriate documents relative thereto.

     Section 3. The Chairman may designate one or more Officers or employees, or their designees, to sign checks, drafts, bills of exchange, promissory notes or other documents relative to any borrowing, commercial paper, guarantees of indebtedness, or demands for money of the corporation and no such instrument shall be issued unless so signed.











       10                                         Exhibit 3(b)

                          ARTICLE IX

            Limitation of Liability and Indemnification

     Section 1. No Director or Officer of the corporation shall be liable to the corporation or its shareholders for money damages, except to the extent such limitation of liability for Directors or Officers, as the case may be, is not permitted under the Maryland General Corporation Law, as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provisions of this Section 1 of Article IX shall not adversely affect any right or protection of a Director or Officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

     Section 2. The corporation shall indemnify, and advance expenses (without a determination of entitlement to indemnification) to, each person who at any time is or has served as a Director of the corporation (including Directors who also serve or have served as Officers of the corporation) inconnection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) arising out of such person's service to the corporation or to another organization at the corporation's request except with respect to any action, suit, or proceeding brought by such person against the corporation or to the extent such indemnification is expressly prohibited by the Maryland General Corporation Law, as the same exists or may hereafter be amended. The indemnification provided by this Section 2 of
Article IX shall not be deemed exclusive of any other rights to which the Director may be entitled under any statute, agreement, vote of shareholders or disinterested Directors or otherwise.

     Section 3. With respect to Officers and other persons who serve or have served the corporation, the corporation shall provide indemnification as required by law and may, as authorized at any time by general or specific action of the Board, provide further indemnification and advance expenses (without a determination of entitlement to indemnification) in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising out of such persons' service to the corporation or to another organization at the corporation's request except with respect to any action, suit, or proceeding brought by such person against the corporation or to the extent such indemnification is expressly prohibited by the Maryland General Corporation Law, as the same exists or may hereafter be amended. The indemnification provided by this Section 3 of Article IX shall not be deemed exclusive of any other rights to which the Officer or other person may be entitled under any statute, agreement, vote of shareholders or disinterested Directors or otherwise.

     Section 4. Any indemnification of, or advance of expenses to, a Director arising out of a proceeding by or in the right of the corporation shall be reported to the shareholders with the notice of the next shareholders' meeting or prior to the meeting.







       11                                          Exhibit 3(b)


                           ARTICLE X

                          Amendments

     The Board shall have the power to make, alter and repeal the bylaws, subject, however, to the power of the shareholders to alter, amend, or repeal any bylaws made by the Board; provided, however, that any amendment to the 80% vote requirements in Article IV, Section 2, must be approved by an affirmative vote of not less than 80% of the entire Board.